EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

OVINTIV INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	6,000,000(3)	$48.98	$293,880,000.00	$92.70 per $1,000,000	$27,242.68
Total Offering Amounts					$293,880,000.00		$27,242.68
Total Fee Offsets							—
Net Fee Due							$27,242.68

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, par value $0.01 per share, of the registrant (the “Common Stock”) as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Ovintiv Omnibus Incentive Plan (the “Plan”).

(2)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per share of Common Stock and the maximum aggregate offering price are based on the average of the $50.20 (high) and $47.76 (low) sale price of the Common Stock as reported on the NYSE on 07/28/2022, which date is within five business days prior to filing this Registration Statement.

(3)	Represents 6,000,000 shares of Common Stock reserved for issuance under the Plan being registered pursuant to this Registration Statement.